Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED PROFESSIONAL ACCOUNTANTS

We have issued our report dated October 27, 2016 with respect to the financial statements of Bayou Perma-Pipe Canada, Ltd. as of and for the year ended December 31, 2015 included in the Current Report of MFRI, Inc. on Form 8-K/A dated October 27, 2016. We consent to the incorporation by reference of said report in Registration Statements of MFRI, Inc. on Form S‑3 (File No. 333-21951, effective August 13, 1997;) and on Forms S‑8 (File No. 333-08767, effective July 25, 1996; File No. 333-121526, effective December 22, 2004; File No. 333-130517, effective December 20, 2005; File No. 333-182144, effective June 15, 2012; File No. 333-186055, effective January 16, 2013, and File No. 333-190241, effective July 30, 2013).

/s/ GRANT THORNTON LLP
Vancouver, Canada
October 27, 2016